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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of each of our eleven reports dated September 26, 2008, relating to the financial statements and financial highlights which appear in the July 31, 2008 Annual Report to Shareholders of the eleven funds constituting AIM Investment Securities Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.


PricewaterhouseCoopers LLP
Houston, Texas
November 17, 2008